Exhibit 99.4

Diodes Incorporated Celebrates Commencement of Mass Production

at its Assembly and Test Facility in Chengdu, China

Plano, Texas – July 24, 2015 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today held the production commencement ceremony for Diodes Technology (Chengdu) Company Limited’s assembly and test facility at Chengdu Hi–Tech Industrial Development Zone (CDHT).

Established in December 2010 as a joint venture between Diodes Incorporated and Chengdu Ya Guang Electronic Company Limited (5% ownership), Diodes Technology (Chengdu) Company Limited provides semiconductor assembly and testing and is an expansion of the Company’s manufacturing presence in China.

Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, led the ceremony. Also in attendance were provincial, city and CDHT officials, media guests, business partners, as well as members of the Company’s senior management.

Commenting at the ceremony, Dr. Lu stated, “The Chengdu facility will become Diodes largest production center in China and will play a key role in supporting our long-term growth. When fully equipped, the facility will have three times the available capacity as our Shanghai assembly and test site, which was 32 billion units last year. Today’s achievement of mass production represents an important milestone since launching the pilot line in the second quarter of 2011. We expect to reach an estimated monthly run rate of 400 million units by the end of this year, and run rate of 1.2 billion units by the end of next year. With the addition of the Chengdu facility to our existing packaging capabilities, we are now well positioned with the capacity to meet customers’ growing future demand.”

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor's SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas' sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two additional facilities located in Shanghai, China.  Diodes has assembly and test facilities located in Shanghai and in Chengdu, China, as well as in Neuhaus and in Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea;  and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements regarding our expectation that: the Chengdu facility will become Diodes largest production center in China and will play a key role in supporting our long-term growth; when fully equipped, the facility will have three times the available capacity as our Shanghai assembly and test site, which was 32 billion units last year; we expect to reach an estimated monthly run rate of 400 million units by the end of this year, and run rate of 1.2 billion units by the end of next year; and with the addition of the Chengdu facility to our existing packaging capabilities, we are now well positioned with the capacity to meet customers’ growing future demand. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehr	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com